Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144766 on Form S-8 and Registration Statement No. 333-155997 on Form S-3 of our report dated February 26, 2009, with respect to the consolidated balance sheets of Umpqua Holdings Corporation and Subsidiaries (Umpqua) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and of our same report, with respect to Umpqua’s internal controls over financial reporting as of December 31, 2008, which report is included in this annual report on Form 10-K of Umpqua for the year ended December 31, 2008.

Portland, Oregon

February 26, 2009